Kurv ETF Trust 485BPOS

Exhibit 99.(h)(12)

Appendix A

Fund	Operating Expense Limit	Effective Through Date
Kurv Technology Titans Select ETF	0.97% of the Fund’s average daily net assets	September 30, 2027

Effective October 1, 2026